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                                                                 Exhibit 23.03


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement
No. 333-10605 on Form S-1 of Dynamic Healthcare Technologies, Inc. of our report on Terrano Corporation dated March 16, 1994 (January 11, 1995 as to the restated financial statements), appearing in the Prospectus, which is part of such Registration Statement, and of our report dated March 16, 1994 (January 11, 1995 as to the restated Allowance for Doubtful Accounts Receivable Information) relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP


August 29, 1996
Orlando, Florida